Filed Pursuant to Rule 433
Registration No. 333-192562
January 7, 2015

U.S.$500,000,000
TransCanada PipeLines Limited

1.875% Senior Notes due 2018

Issuer:	TransCanada PipeLines Limited

Security:	1.875% Senior Notes due 2018

Size:	U.S.$500,000,000

Maturity Date:	January 12, 2018

Coupon:	1.875%

Interest Payment Dates:	July 12 and January 12, commencing July 12, 2015

Price to Public:	99.684%

Benchmark Treasury:	1.000% due December 2017

Benchmark Treasury Yield:	0.984%

Spread to Benchmark Treasury:	+100 basis points

Yield:	1.984%

Redemption:	At any time at the greater of par or a discount rate of Treasury plus 15 basis points

Trade Date:	January 7, 2015

Expected Settlement Date:	January 12, 2015 (T+3)

CUSIP:	89352H AN9

ISIN:	US89352HAN98

Anticipated Ratings:	A3 by Moody’s Investors Service, Inc. A- by Standard & Poor’s Ratings Services A (low) by DBRS Limited

Joint Bookrunners:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC

Co-Managers:	HSBC Securities (USA) Inc. Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc. Credit Suisse Securities (USA) LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at (800) 503-4611 or J.P. Morgan Securities LLC collect at 212-834-4533.

Filed Pursuant to Rule 433
Registration No. 333-192562
January 7, 2015

U.S.$250,000,000
TransCanada PipeLines Limited

Floating Rate Senior Notes due 2018

Issuer:	TransCanada PipeLines Limited

Security:	Floating Rate Senior Notes due 2018

Size:	U.S.$250,000,000

Maturity Date:	January 12, 2018

Spread to LIBOR:	79 bps

Designated LIBOR page:	Reuters Screen LIBOR01

Interest Rate Basis:	3-month US dollar LIBOR

Interest Reset and Payment Dates:	April 12, July 12, October 12, and January 12, commencing April 12, 2015

Interest Determination Dates:	The second London Business Day preceding the first day of such interest period

Day Count Basis	Actual/360

Price to Public:	100%

Optional Redemption:	None

Trade Date:	January 7, 2015

Expected Settlement Date:	January 12, 2015 (T+3)

CUSIP:	89352H AP4

ISIN:	US89352HAP47

Anticipated Ratings:	A3 by Moody’s Investors Service, Inc. A- by Standard & Poor’s Ratings Services A (low) by DBRS Limited

Joint Bookrunners:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC

Co-Managers:	HSBC Securities (USA) Inc. Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc. Credit Suisse Securities (USA) LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at (800) 503-4611 or J.P. Morgan Securities LLC collect at 212-834-4533.